Exhibit 10.2

THE VALSPAR CORPORATION

AMENDED AND RESTATED KEY EMPLOYEE

ANNUAL BONUS AND LONG-TERM INCENTIVE PLAN

June 8, 2016

PURPOSE:

The purpose of the Key Employee Annual Bonus and Long-Term Incentive Plan (the “Plan”) of The Valspar Corporation (“Valspar” or the “Company”) is to more closely align the goals and motivation of management with those of other Valspar shareholders and to provide key personnel with a long-term capital appreciation opportunity. This purpose is accomplished by providing annual cash bonuses based on performance and granting Restricted Stock Units with vesting based on service. This amended and restated Plan is effective for Fiscal Year 2017.

DEFINITIONS:

Any capitalized terms used in this Plan, but not defined herein, shall have the meanings set forth in the Omnibus Equity Plan.

“Cause” shall (1) have the meaning given in the Participant’s change in control employment agreement with the Company or (2) for any Participant who does not have a change in control employment agreement, shall mean (a) the Participant’s material act or acts of fraud, embezzlement, dishonesty or other willful misconduct that is injurious to the Company or its Affiliates, (b) the Participant’s material breach of any of the Participant’s obligations under any written agreement with the Company or any of its Affiliates, (c) the Participant’s commission of, or the Participant being formally charged with, a felony criminal offense under U.S. law (or equivalent violation of the laws of any other country), or any misdemeanor involving moral turpitude, or (d) the Participant’s failure to substantially perform his or her duties and responsibilities to the Company or its Affiliates.

“Earned Cash Bonus Amount” shall mean the amount of the actual cash bonus earned for Fiscal Year 2017, determined as set forth in Section 2 below.

“Employee” shall mean each person who is an employee of Valspar or any Subsidiary which term shall include both full and part-time employees but shall not include independent contractors providing services to Valspar or its Subsidiaries.

“Fiscal Year 2017” shall mean the period corresponding with the fiscal year 2017 of Valspar.

“Good Reason” shall (1) have the meaning given in the Participant’s change in control employment agreement with the Company or (2) for any Participant who does not have a change in control employment agreement, shall mean (a) a material reduction in the Participant’s base salary, (b) a material reduction in the Participant’s annual target bonus percentage, or (c) relocation of the Participant’s principal place of work to a location that increases the Participant’s commute by more than 50 miles; provided, that the Participant’s termination shall only constitute a termination for Good Reason if (x) the Participant provides Valspar with a notice of termination within 60 days after the initial existence of the facts or circumstances constituting Good Reason, (y) Valspar has failed to cure such facts or circumstances within 30 days after receipt of the notice of termination, and (z) the date of termination occurs no later than 120 days after the initial occurrence of the facts or circumstances constituting Good Reason.

“LTI Target Value” shall mean the target long-term incentive value established by the Committee for each Participant for Fiscal Year 2017, determined by the Committee as provided herein.

“Maximum Cash Bonus Award” shall mean the award amount payable to a Participant pursuant to Section 2, provided that the Committee has certified in writing that the applicable Performance Goal(s) have been met and subject to possible reduction pursuant to Section 2.

“Omnibus Equity Plan” shall mean The Valspar Corporation 2015 Omnibus Equity Plan, as amended, or any plan adopted and approved by Valspar’s stockholders to replace such plan.

“Participant” shall mean an Employee whom the Committee has selected to become a Participant, and who remains a Participant pursuant to the provisions of Section 1 of the Plan.

“Plan” shall mean The Valspar Corporation Key Employee Annual Bonus and Long-term Incentive Plan, as set forth herein and as amended from time to time.

“Plan Administrator” shall mean the person or persons designated as such from time to time by the Committee. If no person is designated as the Plan Administrator, the Plan Administrator shall be the Secretary of Valspar.

“Share Value” means the average closing price of a share of Common Stock on the New York Stock Exchange for the ten (10) trading days prior to the date of an award of Restricted Stock Units.

“Valspar” shall mean The Valspar Corporation, a Delaware corporation.

PLAN:

1. Participants: Before the first day of Fiscal Year 2017, the Committee will determine the Employees who will be Participants under the Plan for Fiscal Year 2017 and the LTI Target Value for each Participant. The Committee may also designate newly hired or promoted Employees as Participants during Fiscal Year 2017. A Participant will cease being a Participant upon the earlier of (a) his/her termination of employment with Valspar for any reason or (b) a determination by the Committee that he/she will no longer be a Participant.

2. Cash Bonus Determination and Amount:

(a) Each Participant will be eligible for the opportunity to earn a cash incentive bonus for Fiscal Year 2017 pursuant to the provisions of the Omnibus Equity Plan governing Performance Awards and this Section 2. Within 90 days after the start of the Fiscal Year, the Committee will determine the Maximum Cash Bonus Award for each Participant and an objective formula or method based on one or more Performance Goals for determining whether the Maximum Cash Bonus Award will be earned, subject to discretionary reduction by the Committee as described in this Section 2. The Maximum Cash Bonus Award for any Participant may not exceed the level permitted under Section 6.4 of the Omnibus Equity Plan.

(b) Within 90 days after the start of the Fiscal Year, the Committee will also determine an objective method for determining the Earned Cash Bonus Amount payable to each Participant.

(c) After the end of the Fiscal Year, the Committee will determine whether the Participant earned the Maximum Cash Bonus Award based on the application of the objective formula or method established for such Participant for the applicable Fiscal Year pursuant to Section 2(a). If so, the Committee will then determine whether the Maximum Cash Bonus Award should be reduced in determining the Earned Cash Bonus Amount, which may include a reduction to zero. The Committee generally intends to determine any reductions in the amount of the award according to the objective method described in Section 2(b); however, the Committee has the discretion to make further adjustments as it deems appropriate to account for unforeseen factors (if any) that affected performance during the Fiscal Year. The Committee’s exercise of negative discretion to reduce the Maximum Cash Bonus Award of one Participant will not have the effect of increasing the Earned Cash Bonus Amount payable to any other Participant. For the sake of clarity, in no event will a Participant’s Earned Cash Bonus Amount exceed the Participant’s Maximum Cash Bonus Award.

(d) Notwithstanding the fact that the Earned Cash Bonus Amount is not determined until after the end of Fiscal Year 2017, a person who is a Participant on the last day of Fiscal Year 2017 will be entitled to his/her Earned Cash Bonus Amount for such Fiscal Year, even if he or she is not a Participant on the date the Earned Cash Bonus Amount is determined, unless he or she was the subject of a Termination for Cause.

3. Long-Term Incentive Opportunity: For Fiscal Year 2017, each Participant will have a long-term incentive opportunity based on the LTI Target Value established by the Committee. This opportunity will be delivered in the form of an award of time-based Restricted Stock Units under Section 4 of this Plan.

4. Restricted Stock Units (Time-Based):

(a) For Fiscal Year 2017, each Participant will receive a time-vested Restricted Stock Unit award under the Omnibus Equity Plan. The number of Restricted Stock Units covered by the award will be calculated so that the fair value of the Restricted Stock Unit award as determined by the Committee will be equal to the Target LTI Value for that Participant for Fiscal Year 2017, divided by the Share Value. The Restricted Stock Unit award will specify whether it is payable in shares of Common Stock or in cash. Each Participant will be notified of the number of Restricted Stock Units awarded to him/her as soon as practicable after the date of the award. Terms of the Restricted Stock Unit award, including Dividend Equivalents, are described in Exhibit A.

(b) The Restricted Stock Unit award will be granted at the last Committee meeting to occur prior to the commencement of Fiscal Year 2017 and will be subject to three-year vesting.

5. Agreement to Repay Incentive Compensation When Repayment Is Required Under Company Policy: This provision applies to any policy that may be adopted by Valspar under any listing standards adopted by the New York Stock Exchange (or any other exchange on which the securities of the Company are listed) pursuant to Section 10D of the Securities Exchange Act of 1934. Section 10D provides for the recovery of incentive-based compensation that has been erroneously paid because of material errors in financial statements of the Company. By accepting any award under this Plan, Participant agrees to repay any incentive-based compensation received by any Participant, to the extent such policy requires such repayment, whether such incentive-based compensation was paid pursuant to the Plan or any other plan of incentive-based compensation maintained in the past or that may be adopted in the future by the Company.

6. Amendments: The Board of Directors of Valspar or the Committee may, at any time and without further action on the part of the shareholders of Valspar, terminate this Plan or make such amendments as it deems advisable and in the best interests of Valspar; provided, however, that no such termination or amendment will, without the consent of the Participant, materially adversely affect or impair the right of the Participant with respect to an Earned Cash Bonus Amount that the Participant has already earned, or an award of Restricted Stock Units or other benefits that the Participant has already received under the Plan; provided, further, that no such amendment will accelerate or defer the time or schedule of the vesting or payment of the Restricted Stock Units, any Dividend Equivalents or any other compensation that may be paid under this Plan, except to the extent such acceleration or deferral is permitted or complies with (or is exempt from) the requirements of Code Section 409A and the regulations promulgated thereunder.

Amended and Restated Key Employee Annual Bonus and Long-Term Incentive Plan (the “Plan”)

Equity Awards – Effective Fiscal Year 2017

EXHIBIT A

OFFICERS AND KEY EMPLOYEES

Restricted Stock Units (“RSUs”) – Time-Based Vesting / Terms and Conditions

Rights Under RSUs	• The time-based RSUs represent the right to receive future payouts of Common Stock or cash, with vesting and payment established by the Committee at the time of the award.

Settlement

•       Settled in shares of Common Stock or cash as determined by the Committee in its discretion at the time of the award. The RSUs will be payable, subject to vesting, in the equivalent number of shares of Common Stock or a cash amount equal to the fair market value of the equivalent number of shares on the payment calculation date.

•       Such amounts will be payable as soon as practicable following the vesting date, but not later than 2 1⁄2 months after the vesting date.*

Dividend Equivalents	• Dividend Equivalents will accrue and be paid out in cash at the time of settlement of vested RSUs.

Vesting/Forfeiture

•       The RSUs vest on the third anniversary of the award date, or earlier upon death, Disability, Retirement** or a Qualifying Termination (as defined below and to the extent set forth below). The RSUs will be forfeited if the Participant’s employment with Valspar otherwise terminates prior to vesting.

Retirement**

•       The RSUs vest on the date of Retirement**, provided that if the Retirement occurs before the end of Fiscal Year 2017, the RSUs will vest pro rata based on the number of days worked by the Participant in Fiscal Year 2017.

•       Subject to forfeiture or repayment if the Participant violates his or her three-year non-compete agreement before the award would normally have vested (the third anniversary of the award date).

Death and Disability	• 100% vested

Qualifying Termination

•       Upon (i) a termination of the Participant’s employment by the Company without Cause, or (ii) a resignation by the Participant for Good Reason, in each case, on or following a Change in Control (each, a “Qualifying Termination”), the RSUs will vest either (x) in full, if the Qualifying Termination occurs after the end of Fiscal Year 2017, or (y) pro rata based on the number of days worked by the Participant in Fiscal Year 2017 if the Qualifying Termination occurs after the grant date but prior to the end of Fiscal Year 2017.

General Note: The compensation described in this Exhibit A is subject to the terms and conditions of the Plan, including Section 7, “Agreement to Repay Incentive Compensation When Repayment Is Required Under Company Policy”.

*	If RSUs held by a Participant who is a “specified employee” within the meaning of Code Section 409A on the date of his or her “separation from service” under Code Section 409A become vested upon a Qualifying Termination, to the extent necessary to avoid any additional taxes or penalties under Code Section 409A, the RSUs that vest as a result of such Qualifying Termination will be paid six months after the Participant’s “separation from service” under Code Section 409A.
**	Retirement is defined in Section 12.4 of the Omnibus Equity Plan as the termination of employment with the Company or a Subsidiary for any reason other than death, Disability or Termination for Cause at any time after the Participant has attained the age of 55 (or a different age specified for a Participant for any Award) if the Participant has executed and delivered a three-year non-compete agreement and release of claims, has completed 3 years of continuous prior employment with the Company or a Subsidiary and the required prior written notice, all as set forth in Section 12.4. If RSUs held by a Participant who is a “specified employee” within the meaning of Code Section 409A on the date of his or her “separation from service” under Code Section 409A become vested upon a Retirement that qualifies under the Plan, to the extent necessary to avoid any additional taxes or penalties under Code Section 409A, the RSUs that vest as a result of such Retirement will be paid six months after the Participant’s “separation from service” under Code Section 409A.